Exhibit 99.h(i)

SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT is made as of _________________, 2006 by and among RS Investment Management Co. LLC, a Delaware limited liability company (“RS”), and Guardian Investor Services LLC, a Delaware limited liability company (“GIS” and together with RS, the “Parties” and each, a “Party”), and, solely with respect to Section 12 hereof, RS Investment Trust (the “RS Trust”), a Massachusetts business trust and RS Variable Products Trust (the “VC Trust” and together with the RS Trust, the “Trusts”), a Massachusetts business trust.

W I T N E S S E T H:

WHEREAS, pursuant to the Investment Advisory Agreement dated __________, 2006 (the “Investment Advisory Agreement”) between RS and RS Trust, on behalf of each of its series (each, a “Retail Portfolio”), RS has agreed to provide investment management and administrative and accounting related services to each Retail Portfolio; and

WHEREAS, it is anticipated that RS will also provide investment management, administrative and accounting services to each series (each, an “Variable Contract Portfolio”) of the VC Trust; and

WHEREAS, RS desires to retain GIS to serve, and GIS desires to serve, as the sub-administrator for certain Retail Portfolios and Variable Contract Portfolios (each, a “Portfolio” and together, the “Portfolios”) specified herein to which GIS does not serve as sub-adviser and to provide administrative and accounting services to such Portfolios, subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the mutual covenants, agreements and promises contained in this Agreement, the Parties agree as follows:

Section 1.               Definitions.

(a)  “1940 Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated under that Act by the SEC.

(b)  “Authorized Person” means any officer of RS and any other person duly authorized by the RS Trust’s or VC Trust’s Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Covered Portfolios.

(c)  “Covered Portfolio” has the meaning set out in Section 2(a).

(d)  “Custodian” is the custodian of the Covered Portfolios.

(e)  “GIS” has the meaning set out in the preamble.

(f)  “Oral Instructions” mean oral instructions received by GIS from an Authorized Person or from a person reasonably believed by GIS to be an Authorized Person.

(g)  “Party” has the meaning set out in the preamble.

(h)  “Portfolio” has the meaning set out in the recitals.

(i)  “Retail Portfolio” has the meaning set out in the recitals.

(j)  “RS” has the meaning set out in the preamble.

(k)  “RS Trust” has the meaning set out in the preamble.

(l)  “SEC” means the Securities and Exchange Commission.

(m)  “Shares” means the shares of beneficial interest of any class of a Covered Portfolio.

(n)  “Trust” means RS Trust and/or the VC Trust, as the context requires.

(o)  “VC Trust” has the meaning set out in the preamble.

(p)  “Variable Contract Portfolio” has the meaning set out in the recitals.

(q)  “Written Instructions” mean written instructions signed by an Authorized Person and received by GIS. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

Section 2.               Appointment.

(a)  RS hereby retains GIS to provide the sub-administration and accounting services described in this Agreement to each of the Portfolios listed on Annex A, as such Annex is amended from time to time by mutual agreement of the Parties (each, a “Covered Portfolio”). GIS accepts such appointment and agrees to furnish such services.

(b)  GIS’s provision of services hereunder is subject to the oversight of RS, and to the general oversight of the Board of Trustees of the respective Trust.

Section 3.               Description of Administrative Services.

Subject to Section 10 below, the Parties acknowledge that the Custodian has primary responsibility for maintaining certain books and records of the Covered Portfolios. GIS will perform the following administrative services with respect to each Covered Portfolio based, where applicable, on information and data supplied to GIS by the Custodian:

(a)          preparing quarterly broker security transactions summaries;

(b)         preparing monthly security transaction listings;

(c)          supplying various normal and customary Portfolio and Trust statistical data as reasonably requested on an ongoing basis;

(d)         assisting in the preparation, execution and filing of each Covered Portfolio’s Federal and state tax returns;

(e)          reviewing and serving as liaison with any transfer agent, custodian, independent registered public accounting firm and other vendors that provide services to the Covered Portfolios;

(f)            providing support to monitor a Covered Portfolio for compliance (daily, bi-weekly or monthly, as appropriate) with the 1940 Act, the applicable prospectus and statement of additional information for a Covered Portfolio, and declaration of trust on industry concentration and diversification (if applicable to a Covered Portfolio) and security holdings of other registered investment companies under the 1940 Act;

(g)         monitoring each Covered Portfolio’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended;

(h)         monitoring the Covered Portfolios’ compliance with the amounts and conditions of each state qualification;

(i)             preparing and coordinating with counsel of the Trust and filing with the SEC Post-Effective Amendments to the Trust’s Registration Statement, preparing reports to the Trust’s shareholders of records and the SEC including the preparation and filing of quarterly reports on Form N-Q, semi-annual reports on Form N-CSR and Form N-SAR and notices pursuant to Rule 24f-2 and assisting in preparation of notices of Annual or Special Meetings of Shareholders and proxy materials relating to such meetings;

(j)             providing services for proxy solicitation, including selection and giving support to tabulator and solicitor; coordinating printing and distribution of proxy materials; monitoring votes and determining any additional follow-up solicitation;

(k)          providing individuals reasonably acceptable to the Trust’s Board of Trustees to serve as “non-policy making” officers of the Trust, who will be responsible for the administration of certain of the Trust’s affairs as determined by the Trust’s Board of Trustees;

(l)             assisting in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7) under the 1940 Act as such bonds and policies are approved by the Trust’s Board of Trustees; and

(m)       performing such other administrative duties as the Parties may agree upon from time to time.

In connection with its provision of the foregoing services, GIS will comply in all material respects, insofar as applicable to GIS and the services hereunder, with the policies and procedures of the Covered Portfolios maintained pursuant to Rule 38a-1 under the 1940 Act or otherwise; provided, that GIS shall not be required to comply with any amended or new policies and procedures until GIS shall have received written notice thereof.

Notwithstanding any provision of this Agreement, RS may at any time determine not to require the provision of any of the foregoing services; provided that the fee payable by RS hereunder shall not as a result be reduced.

Section 4.               Accounting Services.

The Parties acknowledge that the Custodian (or, in the future, another third party accounting services provider, for purposes of this Section 4, the “Custodian”) has primary responsibility for fund accounting for the Covered Portfolios. GIS will review and provide oversight for the performance of the following accounting services, to the extent provided by the Custodian, with respect to each Covered Portfolio:

(a)          journalization of  investment, capital share and income and expense activities;

(b)         verification of investment buy/sell trade tickets when received from RS;

(c)          maintenance of individual ledgers for investment securities;

(d)         maintenance of historical tax lots for each security;

(e)          reconciliation of cash and investment balances of the Covered Portfolio with the Custodian, and ensuring that RS is provided with the beginning cash balance available for investment purposes;

(f)            updates of the cash availability of the Covered Portfolio throughout the day, as required by RS;

(g)         preparation of the Statement of Assets and Liabilities and the Statement of Operations;

(h)         calculation of various contractual expenses (e.g., advisory and custody fees);

(i)             monitoring of the expense accruals and notifying an officer of the Trust of any proposed adjustments;

(j)             management of disbursements and authorization of such disbursements upon Written Instructions;

(k)          calculation of capital gains and losses;

(l)             determination of net income;

(m)       calculation of the market value of each investment in the Covered Portfolios that exceeds preset tolerance levels;

(n)         computation of net asset value when preset tolerance levels are exceeded;

(o)         computation, if appropriate, of yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

(p)         preparation of a monthly financial statement, which will include the following items: (i) Schedule of Investments, (ii) Statement of Assets and Liabilities, (iii) Statement of Operations, (iv) Statement of Changes in Net Assets, (v) Cash Statement and (vi) Schedule of Capital Gains and Losses.

In connection with its provision of the foregoing services, GIS will comply in all material respects, insofar as applicable to GIS and the services hereunder, with the policies and procedures of the Covered Portfolios maintained pursuant to Rule 38a-1 under the 1940 Act or otherwise; provided, that GIS shall not be required to comply with any amended or new policies and procedures until GIS shall have received written notice thereof.

Notwithstanding any provision of this Agreement, RS may at any time determine not to require the provision of any of the foregoing services; provided that the fee payable by RS hereunder shall not as a result be reduced.

Section 5.               Delivery of Portfolio Documents.

RS has provided or, where applicable, will provide GIS with the following, upon GIS’s reasonable request:

(a)  certified or authenticated copies of the resolutions of the Board of Trustees of the Trust, approving the appointment of GIS or its affiliates to provide services to the Covered Portfolios and approving this Agreement;

(b)  a copy of the most recent effective registration statement for the Covered Portfolios;

(c)  a copy of the advisory agreement relating to each Covered Portfolio;

(d)  a copy of the distribution agreement with respect to each class of Shares representing an interest in a Covered Portfolio;

(e)  a copy of any additional administration agreement with respect to a Covered Portfolio;

(f)  a copy of any shareholder servicing agreement made in respect of a Covered Portfolio, as amended from time to time;

(g)  a copy of all policies and procedures of the Covered Portfolios maintained pursuant to Rule 38a-1 of the 1940 Act or otherwise; and

(h)  copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

Section 6.               Instructions.

(a)  Unless otherwise provided in this Agreement, GIS shall act only upon Oral Instructions and Written Instructions.

(b)  GIS shall be entitled to rely upon any Oral Instruction and Written Instruction it receives from an Authorized Person (or from a person reasonably believed by GIS to be an Authorized Person) pursuant to this Agreement. GIS may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust’s Board of Trustees or of the Covered Portfolio’s shareholders, unless and until GIS receives Written Instructions to the contrary.

(c)  RS agrees to forward to GIS any Written Instruction confirming any Oral Instruction so that GIS receives the Written Instruction by the close of business on the same day that such Oral Instruction is received. The fact that such confirming Written Instruction is not received by GIS shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instruction, or result in any liability on the part of RS to GIS. Where Oral Instruction or Written Instruction reasonably appears to have been received from an Authorized Person, GIS shall incur no liability to RS in acting upon such Oral Instruction or Written Instruction provided that GIS’s actions comply with the other provisions of this Agreement.

Section 7.               Right to Inquiry.

(a)  If GIS is in doubt as to any action it should or should not take, GIS may request directions or advice, including Oral Instructions or Written Instructions, from RS.

(b)  In the event of a conflict between Oral Instructions and Written Instructions GIS receives from RS, unless resolved by RS, GIS shall rely upon and follow the Written Instructions for the Covered Portfolio in question.

(c)  GIS shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from RS and which GIS believes, in good faith, to be consistent with those directions, advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon GIS to seek such directions, advice or Oral Instructions or Written Instructions.

Section 8.               Confidentiality.

GIS agrees to keep confidential all records of the Covered Portfolios and information relating to the Portfolio and its shareholders, unless the release of such records or information is otherwise consented to, in writing, by RS. RS agrees that such consent shall not be unreasonably withheld and may not be withheld where GIS may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

Section 9.               Accountant Liaison.

GIS shall, at the request of RS, act as liaison with the Covered Portfolios’ independent registered public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Covered Portfolio, as reasonably requested. GIS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Covered Portfolio.

Section 10.             Books and Records

GIS shall keep all books and records that GIS is required to maintain pursuant to Rule 31a-1 under the 1940 Act or otherwise to the extent the requirement to maintain such records is applicable in connection with the services provided hereunder. Any books and records of a Covered Portfolio which are maintained by GIS or which are in the possession or under the control of GIS shall be the property of the Covered Portfolio. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable laws, rules, and regulations. The Covered Portfolio, RS, and Authorized Persons, as applicable, will have access to such books and records at all times during GIS’s normal business hours. Upon the reasonable request of the Covered Portfolio or RS, copies of any such books and records shall be provided by GIS to the Covered Portfolio, RS, or an Authorized Person, as applicable.

Section 11.             Compensation.

(a)  In consideration of the services provided by GIS under this Agreement, RS will pay GIS monthly fees for each Covered Portfolio at the annual rates set forth on Annex A, calculated in the same manner as fees are calculated under the Investment Advisory Agreement; provided that the monthly fee due hereunder to GIS in respect of a Covered Portfolio shall be reduced by the amount of any fee waivers to which RS and GIS have agreed and that are in effect for that Covered Portfolio. Monthly fees shall be due within ten (10) days after the end of the month to which the payment relates, or, if later, within five (5) days after the receipt of payment by

RS of the corresponding fees from the Covered Portfolio in question. RS shall not be required to make any payment hereunder in respect of services rendered by GIS relating to any Covered Portfolio for any period unless and until RS has received payment under the Investment Advisory Agreement in respect of such Covered Portfolio for such period.

(b)  From and after the third anniversary of the effective date of this Agreement, RS will pay to GIS such other fee or fees as may be agreed to in writing between RS and GIS.

Section 12.             Indemnification.

The Trusts, on behalf of each of their respective Covered Portfolios, separately agree to indemnify and hold harmless GIS and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under any state or foreign securities and blue sky laws, and amendments thereto), and reasonable expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly from any action or omission to act which GIS takes in respect of that Covered Portfolio (i) at the request or on the direction of or in reliance on the advice of the Trusts or RS, acting as agent for the Trusts, or (ii) upon Oral Instructions or Written Instructions. Neither GIS, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of GIS’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

Section 13.             Duration and Termination.

(a)  This Agreement shall remain in effect for a period of two (2) years, unless sooner terminated in accordance with paragraph (b), and shall continue in effect from year to year thereafter in respect of each Covered Portfolio so long as such continuation is approved at least annually by the Board of Trustees of the

Trust and the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval.

(b)  This Agreement may be terminated in respect of a Covered Portfolio at any time, without payment of any penalty, by the Board of Trustees of the Trust or by a vote of a majority of voting securities of such Covered Portfolio, upon sixty (60) days written notice to GIS, and by GIS upon sixty (60) days written notice to the Trust. This Agreement shall also terminate in the event of any assignment hereof, as defined in the 1940 Act, and with respect to a Covered Portfolio, upon the termination of the Advisory Agreement with respect to that Portfolio.

(c)  Termination under this section shall not affect the right of GIS to receive payments on any unpaid balance of the compensation described in Section 11 earned prior to such termination.

Section 14.             Notices.

All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notice shall be effective upon receipt.

Notices shall be addressed

(a) if to GIS,

7 Hanover Square
New York, New York  10004

Attention:	Bruce C. Long
Title:	President

(b) if to RS,

388 Market Street
Suite 1700
San Francisco, California 94111

Attention:	Terry R. Otton, Chief Executive Officer

(c) if to the RS Trust,

388 Market Street
Suite 1700
San Francisco, California 94111

Attention:	Terry R. Otton, President

(d) if to the VC Trust,

388 Market Street
Suite 1700
San Francisco, California 94111

Attention:	Terry R. Otton, President

Section 15.             Standard of Care and Liability.

(a)  GIS shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by GIS in writing. GIS shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its reasonable efforts, in performing services provided for under this Agreement. GIS shall be liable for any damages arising out of GIS’s failure to perform its duties under this Agreement to the extent such damages arise out of GIS’s willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

(b)  Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) GIS shall not be liable for losses beyond its control, provided that GIS has acted in accordance with the standard of care set forth above; and (ii) GIS shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which GIS reasonably believes to be genuine; or (B) delays or errors or loss of data occurring by reason of circumstances beyond GIS ‘s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c)  Notwithstanding anything in this Agreement to the contrary, neither GIS nor its affiliates shall be liable to RS, to either a Trust or to any Portfolio for any consequential, special or indirect losses or damages which RS or any Portfolio may incur or suffer by or as a consequence of GIS’s or any affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by GIS or its affiliates.

Section 16.             Amendments.

No amendment to this Agreement will be effective unless it is in writing and signed by each Party. Any amendment shall require the approval of the Board of Trustees of the Trust. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits of the provision only by a written instrument duly executed and delivered by the Party granting the waiver, but the waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 17.             Delegation and Assignment.

GIS may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of GIS or The Guardian Life Insurance Company of America, provided that (i) GIS gives RS thirty (30) days prior written notice of such assignment or delegation, (ii) the assignee or delegate agrees to comply with the relevant provisions of this Agreement, (iii) GIS and such assignee or delegate promptly provide such information as RS may reasonably request, and respond to such questions as RS may reasonably ask, relative to the assignment or delegation (including, without limitation, the capabilities of the assignee or delegate), and (iv) RS and the Trustees consent to such assignment and/or delegation (the consent by RS not to be unreasonably withheld).

Section 18.             Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 19.             Further Actions.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

Section 20.             Miscellaneous.

(a)  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of GIS are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of RS or any other person.

(b)  This Agreement shall be deemed to be a contract made in New York and governed by New York law, without regard to principles of conflicts of law.

(c)  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, requirement of applicable law or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d)  Each Covered Portfolio and its Trustees are hereby expressly made third-party beneficiaries under this Agreement, and each of them shall be entitled to enforce this Agreement against GIS, and to bring an action against GIS in respect of any failure to perform its obligations under this Agreement, in each case as it or they relate to such Covered Portfolio, as if such Covered Portfolio and its Trustees were parties hereto, and GIS expressly consents to the foregoing. Except as provided in the preceding sentence, neither Party intends for this Agreement to benefit any third-party not expressly named in this Agreement.

(e)  Copies of the RS Trust’s Amended and Restated Agreement and Declaration of Trust dated March 13, 1997, as amended, and the VC Trust’s [Declaration of Trust dated ________, 2006] are on file at the office of the Secretary of The Commonwealth of Massachusetts. This Agreement was executed or made by or on behalf of GIS and the Trusts by the Trustees or officers of the Trusts as Trustees or officers and not individually and the obligations of this Agreement are not binding upon any of them or the shareholders of the Covered Portfolios individually but are binding only upon the assets and property of the Trusts or upon the assets belonging to the Covered Portfolios for the benefit of which the Trustees have caused this Agreement to be made.

(f)  This Agreement is, and shall be construed as, a separate agreement between GIS and the Trusts, separately, on behalf of each of the Covered Portfolios separately. Without limiting the generality of the foregoing, no Covered Portfolio shall have any liability or obligation for, or in respect of, any obligation of any other Covered Portfolio for any services provided by GIS to, or actions taken by GIS in respect of, any other Covered Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Guardian Investor Services LLC

By:
Name: Bruce C. Long
Title: President

RS Investment Management Co. LLC

By:
Name:
Title:

As to Section 12 only:

RS Investment Trust

By:
Name:
Title:

RS Variable Products Trust

By:
Name:
Title:

ANNEX A - Covered Portfolios / Fee Schedule

Portfolio	Annual Fee Rate
RS Core Equity Fund	0.052%
RS Small Cap Core Equity Fund	0.078%
RS Large Cap Value Fund	0.042%
RS Large Cap Value VIP Series	0.042%
RS Partners VIP Series	0.042%